Exhibit 99.2

News Release

CDI Corp. Declares Third Quarter 2013 Dividend

Philadelphia (July 30, 2013) - CDI Corp. (NYSE: CDI) today announced that its Board of Directors has authorized a third quarter 2013 dividend of $0.13 per share. The dividend is payable on August 27, 2013, to holders of record as of the close of business on August 13, 2013.

About CDI

CDI Corp. is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering & Technology Solutions and Professional Services Staffing through its global business operations in the Americas, EMEA and APAC. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at www.cdicorp.com

Contact:

Vincent J. Webb

Vice President, Investor Relations

(215) 636-1240

Vince.Webb@cdicorp.com